Exhibit 10.35

as of July 1, 2015

Chase Carey

President and Chief Operating Officer

Twenty-First Century Fox, Inc.

1211 Avenue of the Americas

New York, NY 10036

Dear Chase:

This letter agreement (the “Letter Agreement”) is intended to constitute a binding modification to your Amended and Restated Employment Agreement effective as of July 1, 2010, with 21st Century Fox America, Inc. (formerly known as News America Incorporated, the “Company”), a wholly owned subsidiary of Twenty-First Century Fox, Inc. (formerly known as News Corporation, “21CF”), as amended on June 11, 2012 and as further amended on June 9, 2014 (the “Agreement”) and shall confirm the terms and conditions which will apply to your Agreement as from July 1, 2015. All terms and conditions set forth in the Agreement remain applicable unless otherwise amended by the terms and conditions outlined below. As of June 30, 2016, the Agreement will expire in accordance with its terms except for those provisions which shall expressly survive. Capitalized terms used and not defined herein shall have the meanings given such terms in the Agreement.

The Company and you agree that the Agreement is hereby amended as follows:

1.Positions; Reporting Responsibility; Power and Authority.

a.

Section 1(b)(i) of the Agreement states that Executive shall serve as Deputy Chairman, President and Chief Operating Officer of 21CF. The Company and you hereby agree that you shall serve as Executive Vice Chairman of 21CF through the expiration of the Extended Term.

b.

Section 1(b)(ii) of the Agreement shall be deleted in its entirety and replaced as follows: The Executive shall be required to report only to K. Rupert Murdoch, an Executive Chairman of 21CF, and the Board. As Executive Vice Chairman of 21CF, the Executive shall work jointly with K. Rupert Murdoch, Lachlan K. Murdoch, an Executive Chairman of 21CF, and the Chief Executive Officer of 21CF to guide the strategy and operations of 21CF and shall help to facilitate the leadership transition at 21CF. It shall be a condition of the Executive’s agreement to perform services hereunder that this Agreement be guaranteed in all respects by 21CF.

For purposes of clarity, all references to the “Chairman” in the Agreement, including in Sections 1, 6 and 8, are intended to refer only to K. Rupert Murdoch as Executive Chairman of 21CF.

2.Term of Employment.

Section 1(b) of the letter agreement dated June 9, 2014 between you and the Company shall be deleted in its entirety.

3.Miscellaneous.

All references in the Agreement to “News Corporation” or “News Corp.” shall be amended to be references to 21CF and all references in the Agreement to “News America Incorporated” shall be amended to be references to 21st Century Fox America, Inc. or the Company.

By counter-signing this letter agreement, you acknowledge and agree to be bound by the terms hereof.

Sincerely,

21ST CENTURY FOX AMERICA, INC.

By:	/s/ Janet Nova
Name:	Janet Nova
Title:	EVP and Deputy General Counsel

Acknowledged and Agreed:

/s/ Chase Carey
Chase Carey

Guaranty

The undersigned guarantees the performance of the foregoing amendment in all respects.

TWENTY-FIRST CENTURY FOX, INC.

By:	/s/ Janet Nova
Name:	Janet Nova
Title:	EVP and Deputy Group General Counsel

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